Exhibit (e)(6)

August 30, 2013

Legg Mason Investor Services, LLC

c/o Legg Mason, Inc.

100 International Drive

Baltimore, Maryland 21202

Re:	Placement Agency Agreement dated as of December 1, 2005

Ladies and Gentlemen:

Reference is made to the Placement Agency Agreement, dated as of December 1, 2005 (as amended to date, the “Agreement”), between Legg Mason Investor Services, LLC, a Massachusetts trust company, and Master Portfolio Trust, a Maryland statutory trust (the “Trust”).

Please be advised that the Trust has established a new series of shares to be known as U.S. Treasury Obligations Portfolio. Please sign below to confirm your agreement that, effective as of the date provided below, Appendix A to the Agreement is hereby replaced in its entirety with the attached Exhibit A, and that the Agreement as so amended remains in full force and effect.

MASTER PORTFOLIO TRUST

By:	/s/ Kenneth D. Fuller
Name: Kenneth D. Fuller
Title: President

Agreed:

LEGG MASON INVESTOR SERVICES, LLC

By:	/s/ Vicki R. Schmelzer
Name: Vicki R. Schmelzer
Title: Assistant Secretary

Effective Date: August 30, 2013

Appendix A

As of August 13, 2013

Prime Cash Reserves Portfolio

Liquid Reserves Portfolio

U.S. Treasury Reserves Portfolio

Tax Free Reserves Portfolio

Government Portfolio

Short Term Yield Portfolio

Municipal High Income Portfolio

U.S. Treasury Obligations Portfolio